EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements on Form S-8 (No. 333-181559, No. 333-199515, No. 333-222218, and No. 333-248504) of our reports dated April 19, 2023, relating to (1) the consolidated financial statements and the financial statement schedule of Vipshop Holdings Limited, and (2) the effectiveness of Vipshop Holdings Limited’s internal control over financial reporting appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2022.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
April 19, 2023